Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 333-161175 on Form S-8 of Altisource Portfolio Solutions S.A. and subsidiaries of our report dated April 26, 2010 related to the consolidated financial statements of The Mortgage Partnership of America, L.L.C. as of and for the years ended December 31, 2009 and 2008, appearing in this current report on Form 8-K/A of Altisource Portfolio Solutions S.A.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
April 26, 2010